                                                                   EXHIBIT 10.63

                          [LETTERHEAD OF NATIONSBANK]

July 18,1997

Mr. Hugh A. Westbrook
Chairman of the Board and
Chief Executive Officer
Vitas Healthcare Corporation
100 South Biscayne Boulevard
Suite 1500
Miami, Florida 33131

Re:   Warrant to Purchase 486,532 Shares of Vitas Common Stock

Dear Hugh:

Reference is made to that certain Warrant Agreement to be entered into between Vitas Healthcare Corporation ("Vitas") and NationsBank, N.A. ("NationsBank") (the "Warrant Agreement"), pursuant to which Vitas proposes to issue to NationsBank a Warrant Certificate evidencing NationsBank's right to purchase 486,532 shares (the "Warrant Shares") of Vitas common stock, par value $.001 per share, at an exercise price of $.01 per share, subject to the terms and conditions thereof (the "Warrants").

The purpose of this letter is to confirm to Vitas Healthcare Corporation that in the event the United States Bankruptcy Court for the District of Arizona vacates its June 16, 1997 order authorizing the Trustee to enter into the Modification of Promissory Note A (the "Modification") (which execution of the Modification was a precondition to the effectiveness of Amendment No. 6 dated as of March 24, 1997 to the Amended and Restated Revolving Credit, Term Loan and Reimbursement Agreement dated as of February 17, 1995 between Vitas and NationsBank of Florida, National Association (predecessor in interest to NationsBank) (the "Credit Agreement") and, as a result, NationsBank declares an Event of Default under the Credit Agreement, then (i) all outstanding and unexercised Warrants shall terminate and be null and void, ab initio, and (ii) any Warrant Shares or other securities issued to the Holders (as such term is defined in the Warrant Agreement) pursuant to the Warrant Agreement shall be immediately transferred by such Holders to Vitas in exchange for the aggregate consideration received by Vitas from such Holders in connection with the issuance of such Warrant Shares or other securities. NationsBank further agrees that, in addition to any restrictions set forth in the Warrant Agreement, as a condition to transferring or assigning any of its rights or obligations in, to or under the Warrant Agreement, the Warrants, the Warrant Shares and any other securities issued in exchange therefor or pursuant thereto, NationsBank shall cause any such transferee or assignee to deliver to Vitas a letter agreement pursuant to which such transferee or assignee agrees to the provisions set forth in the preceding sentence.

NATIONSBANK, N.A.



By: /s/ Allison Freeland
    -----------------------------
    Name   Allison Freeland
    Title   Senior Vice President